Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BAXTER INTERNATIONAL INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware

Baxter International Inc., a corporation organized and existing under the General Corporation Law of Delaware, does hereby certify as follows:

(1) The name of the corporation is Baxter International Inc. The name under which it was originally incorporated was Don Baxter Intravenous Products Corporation. The date of filing of its original Certificate of Incorporation was October 19, 1931.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and its stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

(3) This Amended and Restated Certificate of Incorporation restates and further amends the Amended and Restated Certificate of Incorporation of the corporation, as heretofore amended or supplemented.

(4) The text of the Amended and Restated Certificate of Incorporation, as heretofore amended or supplemented, is amended and restated in its entirety as follows:

FIRST: The name of the corporation is Baxter International Inc. (hereinafter in this Amended and Restated Certificate of Incorporation called the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the corporation is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is two billion, one hundred million (2,100,000,000) shares, of which one hundred million (100,000,000) shares of no par value shall be preferred stock (the “Preferred Stock”) and of which two billion (2,000,000,000) shares, of the par value of U.S. one dollar (U.S. $1.00) each, amounting in the aggregate to U.S. two billion dollars (U.S.$2,000,000,000), shall be common stock (the “Common Stock”).

Authority is hereby expressly granted to and vested in the Board of Directors of the Corporation to provide for the issue of the Preferred Stock in one or more series and in connection therewith to fix by resolutions providing for the issue of such series the number of shares to be included in such series and the designations and such voting powers, full or limited, or no voting powers, and such of the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series of the

Preferred Stock which are not fixed by this Amended and Restated Certificate of Incorporation, to the full extent now or hereafter permitted by the laws of the State of Delaware. Without limiting the generality of the grant of authority contained in the preceding sentence, the Board of Directors is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following respects:

1. The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

2. The dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

3. The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;

4. The rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;

5. The voting powers, if any, in addition to the voting powers prescribed by law of shares of such series, and the terms of exercise of such voting powers;

6. Whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such rights;

7. The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

Series B Junior Participating Preferred Stock:

The terms of the Corporation’s Series B Junior Participating Preferred Stock are incorporated from the Certificate of Designation pursuant to which it was created into the Amended and Restated Certificate of Incorporation as follows:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of this Corporation by the Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designations, powers, preferences and relative and other special rights and qualifications, limitations or restrictions thereof are as follows:

SECTION 1. DESIGNATION AND AMOUNT.

The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” and the number of shares constituting such series shall be 3,500,000.

SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount share (rounded to the nearest cent) equal to the greater of (a) $5.00 or (b) subject to the provision for adjustment hereinafter set I 00 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $1 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall at any time after November 17, 1998 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior to and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, a dividend of $5.00 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payments thereof.

SECTION 3. VOTING RIGHTS.

The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holder of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote collectively as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) If at any time of any annual meeting of stockholders for the election of directors a default in preference dividends on the Preferred Stock shall exist, the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Preferred Stock of all series shall have the right at such meeting, voting together as a single class without regard to series, to the exclusion of the holders of Common Stock, to elect two directors of the Corporation to fill such newly created directorships. Such right shall continue until there are no dividends in arrears upon the Preferred Stock. Each director elected by the holders of shares of Preferred Stock (herein called a “Preferred Director”), shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term a default in preference dividends shall cease to exist. Any

Preferred Director may be removed by, and shall not be removed except by, the vote of holders of record of the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at a meeting of the stockholders, or of the holders of shares of Preferred Stock, called for the purpose. So long as a default in any preference dividends on the Preferred Stock shall exist (A) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (B)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (B) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding shares of Preferred Stock, voting together as a single class without regard to series, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever the term of office of the Preferred Directors shall end and a default in preference dividends shall no longer exist, the number of directors, constituting the Board of Directors of the Corporation shall be reduced by two. For the purposes hereof, a “default in preference dividends” on the Preferred Stock shall be deemed to have occurred whenever the amount of accrued dividends upon any series of the Preferred Stock shall be equivalent to six full quarter yearly dividends or more, and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all accrued dividends on all shares of Preferred Stock of each and every series then outstanding shall have been paid or declared and set apart for payment to the end of the last preceding quarterly dividend period.

(D) Except as set forth herein, holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4. CERTAIN RESTRICTIONS.

(A) Whenever quarterly dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)

declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

(ii)

declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)

redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

(iv)

purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5. REACQUIRED SHARES.

Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

SECTION 6. LIQUIDATION, DISSOLUTION OR WINDING UP.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 7. CONSOLIDATION, MERGER, ETC.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8. NO REDEMPTION.

The shares of Series B Junior Participating Preferred Stock shall not be redeemable.

SECTION 9. RANKING.

The Series B Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets whether or not upon the dissolution, liquidation or winding up of the Corporation, unless the terms of any such series shall provide otherwise.

SECTION 10. AMENDMENT.

The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

SECTION 11. FRACTIONAL SHARES.

Series B Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.

FIFTH: The number of directors which shall constitute the whole Board of Directors of the Corporation shall be the number from time to time fixed by the Board of Directors but in no event shall be less than nine or more than seventeen. A decrease in the number of directors shall not affect the term of office of any director then in office.

Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the directors then in office; and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

SIXTH: Until the 2018 annual meeting of stockholders, (i) the Board of Directors shall be divided into three classes; (ii) the term of office for one class of directors will expire each year at the annual meeting of stockholders, in each case until the directors’ respective successors are elected and qualified; and (iii) the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are elected and qualified, subject to death, resignation, retirement or removal from office.

Notwithstanding the foregoing, (i) at the 2016 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders; (ii) at the 2017 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2018 annual meeting of stockholders; and (iii) at the 2018 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2018 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into three classes. Prior to the 2018 annual meeting of stockholders, (a) any board seats created as a result of an increase in the number of directors comprising the entire Board of Directors shall be allocated to make the classes of directors as nearly equal as possible, (b) any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of his class or, if the director is not a member of a class, until the next annual meeting, and (c) a director elected to fill any other vacancy shall have the same remaining term as that of his predecessor.

A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH.

SEVENTH: The Board of Directors shall have such powers as are permitted by the General Corporation Law of Delaware, including, without limitation, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the by-laws of the Corporation; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon all the property of the Corporation, or any part thereof; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and to fix the times for the declaration and payment of dividends.

EIGHTH: To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

NINTH: The Corporation shall indemnify and advance expenses to each person who serves as an officer or director of the Corporation or a subsidiary of the Corporation and each person who serves or may have served at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise from any liability incurred as a result of such service to the fullest extent permitted by the General Corporation Law of Delaware as it may from time to time be amended, except with respect to an action commenced by such director or officer against the Corporation or by such director or officer as a derivative action by or in the right of the Corporation. Each person who is or was an employee or agent of the Corporation and each officer or director who commences any action against the Corporation or a derivative action by or in the right of the Corporation may be similarly indemnified and receive an advance of expenses at the discretion of the Board of Directors.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Amended and Restated Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Amended and Restated Certificate of Incorporation or Delaware law.

The indemnification and advancement of expenses provided by, or granted pursuant to, the Amended and Restated Certificate of Incorporation shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

TENTH: No amendment to the Amended and Restated Certificate of Incorporation or repeal of any Article of the Amended and Restated Certificate of Incorporation shall increase the liability or alleged liability or reduce or limit the right to indemnification of any directors, officers or employees of the Corporation for acts or omissions of such person occurring prior to such amendment or repeal.

ELEVENTH: All actions required or permitted to be taken by the stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of record of the outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with this Article ELEVENTH and applicable law.

A. Request for Record Date. The record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article ELEVENTH. Any stockholder(s) of record seeking to have the stockholders of the Corporation authorize or take action by written consent without a meeting shall, by written notice addressed to the Corporate Secretary, delivered to the Corporation at its principal executive office and signed by holders of record at the time such notice is delivered beneficially owning shares representing in the aggregate at least 25% of the outstanding shares of Common Stock entitled to vote on the matter, provided that such shares are determined to be “Net Long Shares” (as defined in Section 3(a) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”) request that a record date be fixed for such purpose. For purposes of this Article ELEVENTH, the term “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such request must contain the information set forth in Paragraph (B) of this Article ELEVENTH. Following receipt of such request, the Board of Directors shall, by the later of (i) twenty days after the Corporation’s receipt of such request and (ii) ten days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the request relates to an action that may be taken by written consent pursuant to this Article ELEVENTH and applicable law, determine the validity of such request and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request required by this Paragraph (A) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article ELEVENTH and applicable law or if no such determination shall have been made by the date required by this Paragraph (A), and in either event no record date has been fixed by the Board of Directors by the date required by this Paragraph (A), the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in Paragraph (E) of this Article ELEVENTH; provided, that if prior action by the Board of Directors is required by applicable law or the rules of the stock exchange upon which the Corporation’s stock is traded, the record date shall be 5:00pm, Central Time, on the day on which the Board of Directors adopts the resolution taking such prior action.

B. Request Requirements.

(a) Any request required by Paragraph (A) of this Article ELEVENTH must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to beneficially own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action, and must:

(i)	contain an agreement to solicit consents in accordance with Paragraph (D) of this Article ELEVENTH;

(ii)

describe the action proposed to be taken by written consent of stockholders (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the by-laws of the Corporation);

(iii)

contain (x) in the case of any matter (other than a director nomination) proposed to be taken by written consent of stockholders, the information required by Section 2(e) of the by-laws of the Corporation, and (y) in the case of any director nominees proposed to be elected by written consent of stockholders, the information required by Sections 2(e), 4(d) and 4(f)(D) of the by-laws of the Corporation;

(iv)

set forth the calculation of the requesting stockholder(s)’ Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;

(v)

include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any disposition prior to the record date set for the action by written consent of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and

(vi)

include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such written request to the Corporate Secretary.

(b) The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation.

(c) Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Corporate Secretary at the principal executive office of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid requests represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the action by written consent and revoke the fixing of the record date established in connection therewith.

C. Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent in lieu of a meeting of stockholders if (i) the request to act by written consent made pursuant to Paragraph (A) of this Article ELEVENTH (x) does not comply with this Article ELEVENTH, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) any such request is received by the Corporation during the period commencing ninety days before the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than twelve months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), or (v) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called within ninety days after the request is received by the Corporate Secretary. The Board of Directors shall determine whether a record date is required to be set under this Article ELEVENTH.

D. Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent from all holders of capital stock of the Corporation entitled to vote on the matter in accordance with this Article ELEVENTH, the by-laws of the Corporation, Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act, and applicable law.

E. Timing of Delivery. No written consent purporting to take or authorize the taking of a corporate action (each such written consent is referred to in this Paragraph (E) and in Paragraph (F) of this Article ELEVENTH as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Paragraph (F) of this Article ELEVENTH within sixty days of the first date on which a Consent is so delivered to the Corporation.

F. Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until the date that is sixty days after the date of delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Corporate Secretary or such other officer of the Corporation or inspector as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Corporate Secretary or such other officer of the Corporation, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given their valid and duly executed consent to the taking of such action; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Corporate Secretary or such other officer of the Corporation, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (the “Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Corporate Secretary or such other officer of the Corporation, as the case may be, under this Article ELEVENTH. If, after such investigation, the Corporate Secretary, such other officer of the Corporation or the Inspectors, as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Corporate Secretary, such other officer of the Corporation or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

G. Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent of the stockholders except in accordance with this Article ELEVENTH and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article ELEVENTH or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with this Article ELEVENTH or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Corporate Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with Paragraph (F) of this Article ELEVENTH represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with applicable law and this Certificate of Incorporation.

H. Challenge to Validity of Consent. Nothing contained in this Article ELEVENTH shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Corporate Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action with respect thereto (including, without limitation, the commencement, prosecution, or defense of any litigation, and the seeking of injunctive relief in such litigation).

I. Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article ELEVENTH shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

TWELFTH: Special meetings of the stockholders (i) may be called by the Chair of the Board, the Chief Executive Officer or by the Corporate Secretary of the Corporation at the direction of the Board of Directors and (ii) subject to the provisions of the by-laws, shall be called by the Corporate Secretary of the Corporation upon written request from record holders of at least 15% of the outstanding shares of Common Stock entitled to vote on the matter or matters to be brought before the proposed special meeting, provided that such shares are determined to be “Net Long Shares” (as defined in Section 3(a) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request. Any such request shall be filed with the Corporate Secretary of the Corporation and otherwise made in accordance with, and subject to, all applicable provisions of the by-laws (including those set forth in Section 3 thereof). Subject to the rights of the holders of any shares of Preferred Stock, special meetings of the stockholders may not be called by any other person or persons.

IN WITNESS WHEREOF, Baxter International Inc. has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 7th day of May, 2024.

BAXTER INTERNATIONAL INC.

By:	/s/ Ellen K. Bradford
	Name:	Ellen K. Bradford
	Title:	Senior Vice President and Corporate Secretary